Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 22, 2011 (November 2, 2011 as to Notes 16 and 20), relating to the consolidated financial statements of Clearwire Corporation and subsidiaries, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the retrospective adjustment of the consolidated financial statements for a change in reportable segments and presentation of discontinued operations) appearing in the Current Report on Form 8-K of Clearwire Corporation dated November 3, 2011, and our report dated February 22, 2011, relating to the effectiveness of Clearwire Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Clearwire Corporation for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Seattle, Washington

December 5, 2011